Nuveen California AMT-Free Quality Municipal Income Fund N-2/A

Exhibit 99.(n)(2)

KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated October 29, 2024, with respect to the financial statements and financial highlights of Nuveen California AMT-Free Quality Municipal Income Fund.

Chicago, Illinois
January 12, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.